Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

June 25, 2012

WASHINGTON REAL ESTATE INVESTMENT TRUST AMENDS AND EXTENDS CREDIT FACILITY

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) has amended one of its two unsecured credit facilities, increasing its size from $75 million to $100 million. An accordion feature allows WRIT to increase the facility to $200 million, subject to additional lender commitment. The new facility matures June 25, 2015, with a one-year extension option, bears interest at a rate of LIBOR plus a margin of 107.5 basis points based on WRIT’s current credit rating, and eliminates the requirement for guarantees from WRIT’s subsidiaries under certain circumstances.

SunTrust Bank is administrative agent and lender, and SunTrust Robinson Humphrey, Inc. is sole lead arranger and bookrunner for the facility.

“We are fortunate to have a strong, long-standing relationship with SunTrust Bank. Expanding this line from $75 million to $100 million and extending the maturity for 3 years adds to our already strong liquidity position. Combining our two lines of credit, WRIT now has a total capacity of $500 million. When considering the current balance on the lines, we still have enough capacity to refinance all of our outstanding maturities through 2014,” said William T. Camp, Executive Vice President and Chief Financial Officer of WRIT.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 72 properties totaling approximately 9 million square feet of commercial space and 2,540 residential units, and land held for development. These 72 properties consist of 27 office properties, 18 medical office properties, 16 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2011 Form 10-K and first quarter 2012 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.